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               [LETTERHEAD OF DYNATECH CORPORATION APPEARS HERE]

April 6, 1999



Dynatech Corporation
3 New England Executive Park
Burlington, MA 01803-5087

Dear Sirs:

As Vice President and General Counsel of Dynatech Corporation, a Massachusetts corporation (the "Company"), I have participated in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933 (the "Act") relating to 36,864,200 shares of the Company's common stock, no par value (the "Common Stock"), to be issued pursuant to the Dynatech Corporation Amended and Restated 1994 Stock Option and Incentive Plan and the Dynatech Corporation Non-Employee Directors Stock Incentive Plan (the "Plans").

I am familiar with the written documents which comprise the Plans, and in rendering the opinion expressed below, I have examined and am relying on originals, or copies certified or otherwise identified to my satisfaction, of such other corporate records, documents, certificates or other instruments, as in my judgment are necessary or appropriate as a basis for such opinion. In rendering such opinion, I have noted that the exercise price of options to be granted pursuant to each Plan will not be less than the fair market value of the underlying shares as of the date of said options' grant.

Based on the foregoing, I am of the opinion that the authorized but previously unissued shares of Common Stock which may be issued by the Company pursuant to the Plan have been duly authorized and when issued in accordance with the terms of the Plan will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Mark V. B. Tremallo

Mark V. B. Tremallo
Vice President and General Counsel